Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL 2023 RESULTS

MOUNT AIRY, N.C., October 19, 2023 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today announced financial results for its fourth quarter and fiscal year ended September 30, 2023.

Fourth Quarter 2023 Highlights

●	Net sales of $157.5 million
●	Gross profit of $14.0 million, or 8.9% of net sales
●	Net income of $5.6 million, or $0.29 per share
●	Operating cash flow of $38.6 million
●	Net cash balance of $125.7 million and no debt outstanding as of September 30, 2023

Fourth Quarter 2023 Results

Net earnings for the fourth quarter of fiscal 2023 were $5.6 million, or $0.29 per share, compared to $24.3 million, or $1.24 per share, in the same period a year ago. Despite improved demand, Insteel’s fourth quarter results were unfavorably impacted by narrower spreads between selling prices and raw material costs and higher unit manufacturing costs relative to the prior year quarter.

Net sales decreased 24.3% to $157.5 million from $208.0 million in the prior year quarter, reflecting a 27.8% decrease in average selling prices partially offset by a 4.9% increase in shipments. Average selling prices were negatively affected by persistent competitive pricing pressures and the downward trend in steel prices that has been observed throughout most of fiscal 2023. Shipments for the quarter benefited from improved order activity following the completion of customer destocking that had suppressed demand during most of the fiscal year. On a sequential basis, average selling prices decreased 6.6% from the third quarter, while shipments increased 1.8%.

Gross profit decreased to $14.0 million from $39.8 million in the prior year quarter, and gross margin narrowed to 8.9% from 19.1% resulting from the continued spread compression between selling prices and raw material costs and higher plant operating costs due to lower production volumes resulting from inventory reduction measures undertaken by the Company. Insteel’s net earnings for the prior year quarter reflect a $0.5 million decrease in the cash surrender value of life insurance policies, which increased selling, general and administrative expense, and decreased net earnings per share by $0.02.

Operating activities generated $38.6 million of cash during the fourth quarter compared to using $9.4 million in the prior year quarter due to the relative changes in working capital. Working capital provided $28.6 million of cash in the current year, driven by a reduction in inventory, while using $34.8 million the prior year.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Fiscal 2023 Results

Net earnings for fiscal 2023 decreased to $32.4 million, or $1.66 per diluted share, from a record $125.0 million, or $6.37 per diluted share, in the prior year. Earnings for the current year benefited from a $3.3 million, or $0.13 per share, gain on the sale of property, plant and equipment.

Net sales decreased 21.5% to $649.2 million from $826.8 million in the prior year driven by a 17.1% decrease in average selling prices and a 5.3% decrease in shipments. Gross profit decreased to $65.4 million from $197.3 million in the same period a year ago, and gross margin narrowed to 10.1% from 23.9% due to lower spreads, reduced shipments and higher operating costs.

Operating activities generated $142.2 million of cash compared to $5.7 million in the prior year due to relative changes in working capital. Working capital provided $95.6 million in the current year, driven by a reduction inventories and receivables, while using $134.3 million in the prior year.

Capital Allocation and Liquidity

Capital expenditures for fiscal 2023 increased to $30.7 million from $15.9 million in the prior year and are expected to total up to approximately $30 million in fiscal 2024 including expenditures primarily to advance the growth of our engineered structural mesh business and to support cost and productivity improvement initiatives as well as recurring maintenance requirements.

Insteel ended the year with a record $125.7 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“In the wake of record financial results in the previous year, fiscal year 2023 presented a highly challenging business environment that required rebalancing our supply chain, a significant downward reset of steel prices and ongoing weakness in the residential construction market. In the face of these substantial headwinds, we are encouraged by the improving underlying demand for our products during the fourth quarter despite the current competitive landscape,” commented H.O. Woltz III, Insteel’s President and CEO. “Looking ahead to fiscal 2024, we are aware of the risks associated with higher interest rates and the implications for the broader U.S. economy and, ultimately, our end markets. Moreover, leading indicators and industry forecasts for nonresidential building construction are signaling a slowdown in activity from the elevated levels of recent years. Nevertheless, we remain cautiously optimistic as customer sentiment is mostly positive, and spending associated with the Infrastructure Investment and Jobs Act is expected to accelerate as we progress through fiscal 2024 and help drive demand.”

Mr. Woltz further commented, “During the fourth quarter, we successfully commissioned one of our recent capital projects, with the remaining two projects expected to be completed in the first half of fiscal 2024. These strategic investments in our facilities will allow us to broaden our product offering and expand our capacity while reducing the cash cost of operations.”

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Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and 2023 fiscal year end financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 1, 2022.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties; general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive

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pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 1, 2022 and in other filings made by us with the SEC.

INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022

Net sales	$157,524	$207,991	$649,188	$826,832
Cost of sales	143,541	168,196	583,790	629,522
Gross profit	13,983	39,795	65,398	197,310
Selling, general and administrative expense	8,129	8,330	30,685	36,048
Restructuring recoveries, net	-	-	-	(318)
Other expense (income), net	-	103	(3,423)	88
Interest expense	20	23	87	91
Interest income	(1,422)	(216)	(3,706)	(326)
Earnings before income taxes	7,256	31,555	41,755	161,727
Income taxes	1,630	7,249	9,340	36,716
Net earnings	$5,626	$24,306	$32,415	$125,011

Net earnings per share:
Basic	$0.29	$1.24	$1.66	$6.41
Diluted	0.29	1.24	1.66	6.37

Weighted average shares outstanding:
Basic	19,499	19,558	19,504	19,517
Diluted	19,568	19,628	19,566	19,629

Cash dividends declared per share	$0.03	$0.03	$2.12	$2.12

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	September 30,	July 1,	October 1,
	2023	2023	2022
Assets
Current assets:
Cash and cash equivalents	$125,670	$91,740	$48,316
Accounts receivable, net	63,424	66,363	81,646
Inventories	103,306	133,126	197,654
Other current assets	6,453	6,406	7,716
Total current assets	298,853	297,635	335,332
Property, plant and equipment, net	120,014	118,788	108,156
Intangibles, net	6,090	6,278	6,847
Goodwill	9,745	9,745	9,745
Other assets	12,811	12,936	11,665
Total assets	$447,513	$445,382	$471,745

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$34,346	$38,075	$46,796
Accrued expenses	11,809	12,984	15,800
Total current liabilities	46,155	51,059	62,596
Other liabilities	19,853	19,257	19,405
Commitments and contingencies
Shareholders' equity:
Common stock	19,454	19,433	19,478
Additional paid-in capital	83,832	83,150	81,997
Retained earnings	278,502	273,460	289,246
Accumulated other comprehensive loss	(283)	(977)	(977)
Total shareholders' equity	381,505	375,066	389,744
Total liabilities and shareholders' equity	$447,513	$445,382	$471,745

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	September 30,	October 1,	September 30,	October 1,
	2023	2022	2023	2022
Cash Flows From Operating Activities:
Net earnings	$5,626	$24,306	$32,415	$125,011
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	3,469	3,509	13,304	14,486
Amortization of capitalized financing costs	12	16	57	65
Stock-based compensation expense	891	1,034	2,425	2,429
Deferred income taxes	1,229	(297)	238	327
Loss (gain) on sale and disposition of property, plant and equipment and assets held for sale	50	115	(3,271)	(480)
Increase in cash surrender value of life insurance policies over premiums paid	-	-	(531)	-
Gain from life insurance proceeds	-	-	-	(364)
Net changes in assets and liabilities:
Accounts receivable, net	2,939	(471)	18,222	(13,729)
Inventories	29,820	(5,207)	94,348	(118,605)
Accounts payable and accrued expenses	(4,204)	(29,161)	(16,949)	(1,964)
Other changes	(1,281)	(3,288)	1,942	(1,506)
Total adjustments	32,925	(33,750)	109,785	(119,341)
Net cash provided by (used for) operating activities	38,551	(9,444)	142,200	5,670

Cash Flows From Investing Activities:
Capital expenditures	(4,098)	(3,649)	(30,702)	(15,900)
Decrease (increase) in cash surrender value of life insurance policies	249	349	(476)	1,361
Proceeds from sale of assets held for sale	-	-	-	6,934
Proceeds from sale of property, plant and equipment	-	-	9,924	-
Proceeds from surrender of life insurance policies	-	-	358	110
Proceeds from life insurance claims	-	-	-	1,456
Net cash used for investing activities	(3,849)	(3,300)	(20,896)	(6,039)

Cash Flows From Financing Activities:
Proceeds from long-term debt	68	46	323	266
Principal payments on long-term debt	(68)	(46)	(323)	(266)
Cash dividends paid	(584)	(584)	(41,252)	(41,162)
Cash received from exercise of stock options	48	-	239	1,650
Financing costs	-	-	(177)	-
Payment of employee tax withholdings related to net share transactions	(236)	(197)	(432)	(483)
Repurchases of common stock	-	(1,204)	(2,328)	(1,204)
Net cash used for financing activities	(772)	(1,985)	(43,950)	(41,199)

Net increase (decrease) in cash and cash equivalents	33,930	(14,729)	77,354	(41,568)
Cash and cash equivalents at beginning of period	91,740	63,045	48,316	89,884
Cash and cash equivalents at end of period	$125,670	$48,316	$125,670	$48,316

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$2,368	$11,485	$7,834	$41,483
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,301	946	1,301	946
Restricted stock units and stock options surrendered for withholding taxes payable	236	197	432	483